[RECEIVED APR 30 1997                                   [OFFICE OF THE CLERK
SECRETARY OF THE COMMONWEALTH                              601 CITY HALL
CORPORATIONS DIVISION]                                     BOSTON, MA 02201
                                                              APR 29 1997]

JPMSDT2.DOC                                                     Appendix I


                                JPM SERIES TRUST
                     AMENDMENT NO. 2 TO DECLARATION OF TRUST

                  Second Amended and Restated Establishment and
                 Designation of Series and Classes of Shares of
                Beneficial Interest (par value $0.001 per share)
                              Dated April 10, 1997


         Pursuant to Sections 6.9 and 9.3 of the Declaration of Trust, dated as of August 15, 1996 (the "Declaration of Trust"), of JPM Series Trust (the "Trust"), the Trustees of the Trust hereby amend and restate the Amended and Restated Establishment and Designation of Series and Classes appended to the Declaration of Trust to change the name of Tax Aware Equity Fund to "Tax Aware U.S. Equity Fund" (such name change to become effective May 12, 1997), one of the three initial series of Shares (as defined in the Declaration of Trust) (each a "Fund" and collectively the "Funds") of the Trust.

         1.  The Funds shall be renamed and/or redesignated as follows:

                  Tax Aware U.S. Equity Fund
                  Tax Aware Disciplined Equity Fund
                  California Bond Fund

         Each Fund and, as applicable, each class into which the Shares of each Fund are divided shall have the following special and relative rights:

         2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other properties and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933. Each Share of a Fund shall be redeemable, shall be entitled to one vote for each dollar of net asset value (or a proportionate fractional vote in respect of a fractional dollar amount) on matters on which Shares of the Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to the Fund, and shall be entitled to receive its pro rata share of the net assets of the Fund upon liquidation of the Fund, all as provided in Section 6.9 of the Declaration of Trust. The proceeds of sales of Shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law.

         3. Tax Aware U.S. Equity Fund, Tax Aware Disciplined Equity Fund and California Bond Fund shall each be divided into two classes of Shares designated "JPM Pierpont Shares" and "JPM Institutional Shares", respectively.

         4. Shares of each class shall be entitled to all the rights and preferences accorded to Shares under the Declaration of Trust.

         5. The number of Shares of each class designated hereby shall be unlimited.


i:\dsfndlgl\jpmst\0697.pea\wrapper.wpf

         6. Shareholders of each class shall vote separately on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to that class as provided in, Rule 18f-2 or Rule 18f-3, as from time to time in effect, under the Investment Company Act of 1940, as amended (the "1940 Act"), or any successor rule, and by the Declaration of Trust. Shareholders of any class may vote together with shareholders of any other class on any matter for which the interests of the classes do not materially differ, and shareholders of all classes of all Funds may vote together on Trust-wide matters.

         7. The Trust's assets and liabilities shall be allocated among the Funds and the classes thereof as set forth in Section 6.9 of the Declaration of Trust.

         8. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of any Fund or class previously, now or hereafter created, or otherwise to change the special and relative rights of any Fund or class or any such other series of Shares or class thereof.

         IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 10th day of April, 1997. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.


/s/ Frederick S. Addy
Frederick S. Addy


/s/ William G. Burns
William G. Burns


/s/ Arthur C. Eschenlauer
Arthur C. Eschenlauer


/s/ Matthew Healey
Matthew Healey


/s/ Michael P. Mallardi
Michael P. Mallardi

JPMSDT2.DOC

i:\dsfndlgl\jpmst\0697.pea\wrapper.wpf